UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2014 (April 29, 2014)

ENDO INTERNATIONAL PLC

(Exact Name of Registrant as Specified in Its Charter)

Ireland	001-36326	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Fitzwilliam Square, Dublin 2 Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 011-353-1-669-6634

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 29, 2014, the Registrant, together with its Endo Netherlands B.V. subsidiary (“Endo Dutch B.V.”), entered into an agreement (the "Somar Agreement") to purchase the entirety of the representative shares of the capital stock of Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable ("Somar"), a leading privately-owned specialty pharmaceuticals company based in Mexico City, for $268.75 million in cash consideration, subject to a post-closing net working capital adjustment. Somar generated revenues of approximately $100 million in 2013 and the Registrant expects the acquisition to be immediately accretive to its adjusted diluted earnings per share.

The Somar Agreement includes certain customary representations, warranties and covenants, and consummation of the transaction is subject to certain conditions, including required regulatory approvals. The Somar Agreement may be terminated by the mutual written agreement of the parties and, in certain cases, either Endo Dutch B.V. or the selling shareholders.

The Somar Agreement provides for certain indemnification rights of Endo Dutch B.V. in respect of breaches of representations, warranties and covenants, in each case, subject to certain limitations.

The foregoing description of the Somar Agreement does not purport to be complete and is qualified in its entirety to the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release announcing the Registrant's entrance into the Somar Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01. Other Events.

As previously disclosed, since 2008, AMS, and more recently, in certain cases the Company or certain of its subsidiaries, have been named as defendants in multiple lawsuits in various federal and state courts, as well as in Canada and Scotland alleging personal injury resulting from the use of transvaginal surgical mesh products designed to treat POP and SUI. Plaintiffs in these suits allege various personal injuries including chronic pain, incontinence and inability to control bowel function and permanent deformities. On February 7, 2012, a multidistrict litigation (MDL) was formed, and cases pending in federal courts are now consolidated in the Southern District of West Virginia as part of MDL No. 2325. Similar cases in various state courts around the country are also currently pending.

Effective May 1, 2014, AMS and certain plaintiffs’ counsel representing mesh-related product liability claimants entered into various agreements in principle regarding up to approximately 20,000 filed and unfiled mesh claims handled or controlled by the participating counsel. These agreements in principle were entered into solely by way of compromise and settlement and are not in any way an admission of liability or fault by the Company or AMS. Under the terms of these agreements, AMS has agreed to pay up to an aggregate total of $830 million. These settlements are subject to a process that includes guidelines and procedures for administering the settlements and the release of funds. An essential element of these settlements will be participation by the vast majority of claims represented by each law firm. If certain participation thresholds are not met, then AMS will have the right to terminate the settlement with that law firm. To the extent fewer than all claims participate, the total settlement payment will be reduced by an agreed-upon amount for each such non-participating claim.

Distribution of funds to any individual claimant is conditioned upon a full release and a dismissal with prejudice of the entire action or claim as to all AMS parties and affiliates. Prior to receiving funds, an individual claimant shall represent and warrant that liens, assignment rights, or other claims that are identified in the claims administration process have been or will be satisfied by the individual claimant. The amount of settlement awards to participating claimants, the claims evaluation process and procedures used in conjunction with award distributions, and the negotiations leading to the settlement shall be kept confidential by all parties and their counsel.

Based on the settlement agreements described above, the Company will incur an incremental pre-tax, non-cash charge of approximately $625 million in the first quarter of 2014, increasing the Company's product liability accrual to approximately $1.1 billion in total.

A copy of the press release announcing the various settlement agreements is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Description

10.1	Stock Purchase Agreement, by and among the Registrant and certain parties listed therein, dated April 29, 2014

99.1	Press Release of Registrant, dated April 29, 2014

99.2	Press Release of Registrant, dated April 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO INTERNATIONAL PLC
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Company Secretary

Dated: April 30, 2014

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Stock Purchase Agreement, by and among the Registrant and certain parties listed therein, dated April 29, 2014

99.1	Press Release of Registrant, dated April 29, 2014

99.2	Press Release of Registrant, dated April 30, 2014